Exhibit 99.1

press release

Sierra Health Services, Inc.® 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

 SIERRA REPORTS 1STQUARTER 2005 EARNINGS
OF $0.87 PER DILUTED SHARE
 Company Continues Strong Growth in Nevada Market

1st Quarter Year Over Year Results

   ❖    Medical Premium Revenues Up 17%
   ❖ Operating Income Up 8%
   ❖ Operating Margin Up 320 Basis Points
   ❖ EPS from Continuing Operations Up 13%
   ❖ 2005 EPS Guidance Raised to $3.35 to $3.45

     LAS VEGAS, April 25, 2005 - Sierra Health Services, Inc. (NYSE:SIE) reported today that income from continuing operations for the quarter ended March 31, 2005 was $28.6 million or $0.85 per diluted share, compared to $26.3 million or $0.75 per diluted share for the same period in 2004, an earnings per share increase of 13%. For the quarter, a tax benefit for discontinued operations resulted in income of $838,000, compared to a loss of $486,000 for the same period in 2004. Net income for the quarter, after the tax gain from discontinued operations, was $29.4 million, or $0.87 per diluted share, compared to $25.8 million, or $0.74 per diluted share for the same period in 2004, an earnings per share increase of 18%.

     Assuming dilution, on average, analysts had expected Sierra to post first quarter 2005 earnings per share of $0.79, and annual earnings per share of $3.33. The Company had previously announced it expected to earn between $3.20 and $3.30 for the year 2005. Sierra now expects to earn between $3.35 and $3.45 per share for 2005, fully diluted.

     Revenues from continuing operations for the quarter were $335.8 million, compared to $408.2 million for the same period in 2004. This decrease is due to the cessation of healthcare delivery operations in the third quarter of 2004 at the Company's military health services subsidiary. Medical premium revenues from Sierra's core managed care operations were $311.4 million for the quarter, compared to $265.4 million for the same period in 2004, an increase of 17%.

     In the first quarter, Sierra's medical care ratio was 76.3%, a 60 basis point increase from 75.7% for the same period in 2004. The increase is primarily due to higher bed days during the current quarter. Sierra's medical claims payable balance increased to $128.1 million at March 31, 2005, compared to $119.3 million at December 31, 2004. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 47 days for the first quarter of 2005, compared to the same number of days from the first quarter of 2004 and 48 days sequentially.

     As a percentage of premium revenue, general and administrative expenses for the first quarter improved 70 basis points to 13.3% from 14.0% for the same period in 2004. Excluding the general and administrative expenses related to the sold workers' compensation operations, expenses as a percentage of premium revenue would have been 13.1%, an improvement of 140 basis points from 14.5% for the fourth quarter of 2004.

     Operating cash flow from continuing operations was $23.4 million for the quarter, compared to $32.2 million for the same period in 2004. Operating cash flow from continuing operations, adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS), was $64.2 million for the first quarter of 2005, compared to $65.2 million for the same period in 2004. The Company received two monthly payments from CMS in the first three months of 2005 and 2004, with the January CMS payments received at the end of December. Sierra believes that reflecting three monthly CMS payments for the quarter provides a more useful measure of cash provided by operations. Adjusted cash flow for the quarter represents 218% of net income.

     During the first quarter, Sierra purchased 178,000 shares of its common stock in the open market or private transactions for $10.4 million, at an average price of $58.14 per share. As of March 31, 2005, including purchases in 2003 and 2004, the Company has purchased 8.9 million shares for $243.6 million, at an average price of $27.39.

     "Once again, as we continue to benefit from a strong local economy, our performance in the first quarter appears to bode well for the remainder of the year," said Anthony M. Marlon, M.D., chairman, president and chief executive officer of Sierra. "We have exceeded our preliminary estimates on a variety of indices, including membership growth, income and earnings per share. The Las Vegas market continues be a very good place in which to conduct business."

     In the first quarter of 2005, same store commercial membership in the Company's core Las Vegas market grew by 6.2%, or 13,600 lives. Sierra continues to benefit from a mix of new business and in-group growth, across all account sizes and segments. In the quarter Medicare membership grew by 1%, or 700 lives. Medicaid membership, while increasing 3.1%, or 1,500 lives year over year, is down 600 lives sequentially, due to a state reconciliation adjustment.

     Sierra will host a conference call with investors, analysts and the general public on Tuesday, April 26 at noon (Eastern Time). Interested parties can access the call by dialing 888-988-9162 (using the passcode: EARNINGS). Listeners may also access the call free over the internet by visiting the investors page of Sierra's website at www.sierrahealth.com.

     Sierra Health Services, Inc., based in Las Vegas, is a diversified healthcare services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 570,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the Company's website at www.sierrahealth.com.

     Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare reserves; and 6) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers' compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

     Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Earnings Report

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Medical premiums	$311,355	$265,438
Military contract revenues	6,359	127,624
Professional fees	9,853	9,478
Investment and other revenues	8,271	5,650

Total Revenues	335,838	408,190

Medical expenses	244,962	208,065
Medical Care Ratio (Medical Expenses/Premiums and Professional Fees)	76.3%	75.7%
Military contract expenses	4,107	120,797
General and administrative expenses	41,445	37,168

Operating Income From Continuing Operations	45,324	42,160
Interest expense	(1,631)	(1,165)
Other income (expense), net	99	122

Income From Continuing Operations Before Income Taxes	43,792	41,117
Provision for income taxes	(15,225)	(14,802)

Income From Continuing Operations	28,567	26,315
Income (loss) from discontinued operations	838	(486)

Net Income	$29,405	$25,829

Earnings Per Common Share:
Income from continuing operations	$1.07	$0.97
Income (loss) from discontinued operations	0.03	(0.01)

Net Income	$1.10	$0.96

Earnings Per Common Share Assuming Dilution:
Income from continuing operations	$0.85	$0.75
Income (loss) from discontinued operations	0.02	(0.01)

Net Income	$0.87	$0.74

Weighted average common shares outstanding	26,622	27,041
Weighted average common shares outstanding assuming dilution	34,125	35,542

PERIOD END MEMBERSHIP
	At March 31,
	2005	2004
HMO:
Commercial	241,300	212,000
Medicare	54,000	51,700
Medicaid	49,900	48,400
Managed indemnity	26,000	23,900
Medicare supplement	16,300	17,000
Administrative services	184,600	180,100

Subtotal	572,100	533,100
TRICARE eligibles	—	710,000

Total Members	572,100	1,243,100

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$112,400	$205,290
Investments	279,525	147,264
Accounts receivable	14,379	15,150
Military accounts receivable	5,679	25,452
Current portion of deferred tax asset	19,680	17,560
Prepaid expenses and other current assets	57,719	36,106
Assets of discontinued operations	3,961	4,152

Total Current Assets	493,343	450,974

Property and equipment, net	69,669	71,152
Restricted cash and investments	15,436	20,353
Goodwill	14,782	14,782
Deferred tax asset (less current portion)	12,251	13,275
Note receivable	47,000	47,000
Other assets	73,472	72,244

Total Assets	$725,953	$689,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued and other current liabilities	$109,738	$75,646
Trade accounts payable	8,026	7,123
Accrued payroll and taxes	23,236	27,668
Medical claims payable	128,135	119,337
Unearned premium revenue	13,925	50,763
Military health care payable	16,500	17,061
Current portion of long-term debt	97	100
Liabilities of discontinued operations	1,961	610

Total Current Liabilities	301,618	298,308

Long-term debt (less current portion)	125,374	125,395
Other liabilities	61,798	64,380

Total Liabilities	488,790	488,083

Commitments and contingencies

Stockholders' Equity:
Common stock	180	178
Treasury stock	(246,993)	(237,876)
Additional paid-in capital	302,610	286,571
Deferred compensation	—	(288)
Accumulated other comprehensive loss	(684)	(245)
Retained earnings	182,050	153,357

Total Stockholders' Equity	237,163	201,697

Total Liabilities And Stockholders' Equity	$725,953	$689,780

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash Flows From Operating Activities:
Net Income	$29,405	$25,829
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
(Gain) loss from discontinued operations	(838)	486
Depreciation	3,714	4,075
Other adjustments	1,647	467
Unearned premium revenue	(36,838)	(23,914)
Changes in other assets and liabilities	26,312	25,284

Net Cash Provided By Operating Activities Of Continuing Operations	23,402	32,227

Cash Flows From Investing Activities:
Capital expenditures, net of dispositions	(2,252)	(1,491)
Change in investments	(115,469)	19,401

Net Cash (Used For) Provided By Investing Activities Of Continuing Operations	(117,721)	17,910

Cash Flows From Financing Activities:
Payments on debt and capital leases	(24)	(1,490)
Purchase of treasury stock	(10,354)	(31,944)
Exercise of stock in connection with stock plans	9,432	9,846

Net Cash Used For Financing Activities Of Continuing Operations	(946)	(23,588)

Net cash provided by discontinued operations	2,375	3,414

Net (Decrease) Increase In Cash And Cash Equivalents	(92,890)	29,963
Cash And Cash Equivalents At Beginning Of Period	205,290	118,473

Cash And Cash Equivalents At End Of Period	$112,400	$148,436

Reconciliation of Non-GAAP Financial Measures

In this press release, the Company presented cash flow from continuing operations, adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS) for both 2005 and 2004. These are non-GAAP financial measures. The Company received two monthly payments from CMS in the first three months of 2005 and 2004 as the January CMS payments were received at the end of December. The Company believes that reflecting three monthly CMS payments provides a more useful measure of cash provided by operations during the three month period. The following is a reconciliation to the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2005	2004
GAAP net cash provided by operating activities of continuing operations	$23,402	$32,227
Add: January CMS payment received in December	40,845	32,924

Cash Flow From Continuing Operations Adjusted For The Timing Of Payments From CMS	$64,247	$65,151